                                EXHIBIT NUMBER 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 For the Years Ended December 31, 2002 and 2001
                                  (As Restated)

                                                       2002            2001

Net (Loss) Income                                   $  (40,341)   $   126,200
                                                      =========      =========

Basic (Loss) Earnings
  Weighted average number of common
    shares outstanding                               5,325,563      5,275,563

  Basic (loss) earnings per common share            $    (.008)   $      .024
                                                      =========      =========

Diluted
  Weighted average number of common
   shares outstanding                                5,325,563      5,275,563
  Shares to be issued for compensation                       0         50,000

  Number of shares for diluted calculation           5,325,563      5,325,563

  Diluted (loss) earnings per common share          $    (.008)   $      .024
                                                      =========      =========